EXHIBIT 99.1


   PRESS RELEASE

         Bio-Rad Announces Tender Offer and Consent Solicitation For
              Its 11 5/8% Senior Subordinated Notes Due 2007

   HERCULES, Calif., July 17-- Bio-Rad Laboratories, Inc. (AMEX; BIO; BIO.B),a multinational manufacturer and distributor of life science research products and clinical diagnostics announced today that on July 17, 2003 it commenced a cash tender offer for all $88,715,000 aggregate principal amount of its outstanding 11 5/8% Senior Subordinated Notes due 2007 (CUSIP No. 090572AE8). In connection with the tender offer, the Company is soliciting holders to consent to proposed amendments to the indenture governing the notes, which will eliminate substantially all of the restrictive covenants and certain related terms.

   The tender offer and consent solicitation will expire at 12:01 a.m., New York City time, on Thursday, August 14, 2003, unless extended or terminated (including any such extension or termination, the "Expiration Time"). Holders tendering their notes will be required to consent to the proposed amendments. Holders may not tender their notes without delivering consents or deliver consents without tendering their notes.

   Tendering holders who validly tender and deliver consents by 5:00 p.m., New York City time, on July 30, 2003 (the "Consent Payment Deadline"), will receive the total consideration of 110.625% of the principal amount of notes, which includes a consent payment of 1.5% of the principal amount of the notes. Holders who validly tender their notes after the Consent Payment Deadline and prior to the Expiration Time are not entitled to the consent payment, and will receive as payment for their notes the total consideration minus the consent payment, or 109.125% of the principal amount of notes. The Company expects to make payment on notes validly tendered prior to the Consent Payment Deadline promptly following satisfaction of the conditions to the offer, and on notes validly tendered after the Consent Payment Deadline and prior to the Expiration Time promptly after the Expiration Time. Holders who validly tender their notes will also be paid accrued and unpaid interest to, but not including, the applicable date of payment for the notes.

   The terms and conditions of the tender offer and consent solicitation, including the conditions to the Company's obligation to accept the notes tendered and pay the purchase price therefore, are set forth in the Company's Offer to Purchase and Consent Solicitation Statement dated July 17, 2003. The Company may amend, extend or, subject to certain conditions, terminate the tender offer and consent solicitation.

   The Company has retained Goldman, Sachs & Co. to act as the exclusive Dealer Manager and Solicitation Agent in connection with the tender offer and consent solicitation. Questions regarding the tender offer and consent solicitation and requests for documents may be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll free) or Bondholder Communications Group, the Information Agent in connection with the tender offer and consent solicitation, at (888) 385-2663 (toll free).

   This press release shall not constitute an offer or solicitation to purchase or a solicitation of consents with respect to any securities. Any such offer or solicitation will be made only by means of the Offer to Purchase and Consent Solicitation Statement dated July 17, 2003.

   Bio-Rad Laboratories, Inc. is a multinational manufacturer and distributor of life science research products and clinical diagnostics. It is based in Hercules, California, and serves more than 70,000 research and industry customers worldwide through a network of more than 30 wholly owned subsidiary offices.

   Various statements made within this press release may constitute "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. The forward-looking statements contained herein involve risks and uncertainties that could cause results to differ materially from the Company's expectations.